SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    Form 8-K



                Current Report Pursuant to Section 13 or 15(d) of
                           the Securities Act of 1934




Date of Report (Date of earliest event reported):  October 30, 2002


                                   GARMIN LTD.
             (Exact name of registrant as specified in its charter)



Cayman Islands               0-31983            98-0229227
(State or other             (Commission         (I.R.S. Employer
 jurisdiction               File Number)         Identification No.)
of incorporation)


                               P.O. Box 30464 SMB
                            5th Floor, Harbour Place
                             103 South Church Street
                    George Town, Grand Cayman, Cayman Islands
                    (Address of principal executive offices)



Registrant's telephone number, including area code:  (345) 946-5203*


                                 Not Applicable
          (Former name or former address, if changed since last report)


--------
* The executive offices of the Registrant's principal United States subsidiary are located at 1200 East 151st Street, Olathe, Kansas 66062.
  The telephone number there is (913) 397-8200.

Item 9.  Regulation FD Disclosure


     See attached as Exhibit 99.1 to this Form 8-K a press release dated October 30, 2002 concerning the announcement of financial results for the fiscal quarter ended September 28, 2002.

     The information in this Form 8-K, including the exhibits, is furnished pursuant to Item 9 and shall not be deemed to be 'filed' for the purposes of
Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section.

                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       GARMIN LTD.




Date:  October 30, 2002                /s/ Andrew R. Etkind
                                       ----------------------------------------
                                           Andrew R. Etkind
                                           General Counsel and Secretary

                                  EXHIBIT INDEX



         Exhibit No.                            Description

             99.1 Press release dated October 30, 2002 concerning the announcement of financial results for the fiscal quarter ended September 28, 2002.

                                                                  Exhibit 99.1


      Garmin Reports Record Third Quarter and Revises 2002 Guidance Upward

CAYMAN ISLANDS, October 30, 2002/PRNewswire/ -- Garmin Ltd. (Nasdaq: GRMN - news) today announced record revenue and earnings for its third fiscal quarter ended September 28, 2002. Revenue for the quarter increased 24 percent to $107.8 million from $86.9 million in the year-ago quarter. Net income increased to $38.4 million, or $0.36 diluted earnings per share, compared to $25.0 million or $0.23 diluted earnings per share in the year-ago quarter. Third quarter net income included a $9.6 million foreign currency gain as a result of a stronger U.S. dollar compared to the Taiwan dollar. Excluding the effects of foreign currency, diluted EPS for the quarter was $0.29 compared to $0.23 in the year-ago quarter. The diluted EPS of $0.29 recorded for the third quarter of 2002 exceeded company guidance of $0.23 to $0.25.

'We are pleased to announce another solid quarter of growth. Overall demand for our products remains strong,' said Dr. Min Kao, CEO of Garmin Ltd. 'On the heels of 32 percent revenue growth last quarter, our consumer segment recorded a 25 percent growth in revenues during this quarter, as we continue to exhibit strength across all of our consumer product lines. Additionally, we experienced a 26% growth in EPS when excluding the effects of foreign currency from the prior year quarter. As consumer awareness of the utility of GPS navigation steadily increases, we have experienced continued growth in our core markets, as well as our emerging automotive product line.'

Consumer revenue for the third quarter totaled $80.2 million - a 25 percent growth compared to the third quarter of 2001. Aviation revenue totaled $27.6 million - a 20.6 percent increase compared to the year-ago quarter. Total units sold for the quarter increased to 378,000 from 311,000 - representing an increase of 21.5 percent.

Revenue increased across all geographic regions during the third quarter of fiscal 2002 when compared to the year-ago quarter:

- North America revenue was $77.9 million compared to $66.9 million, up 16 percent.
-  Europe revenue was $22.8 million compared to $16.9 million, up 35 percent.
-  Asia revenue was $7.0 million compared to $3.1 million, up 126 percent.

'We are pleased with our financial performance during the third quarter,' said Kevin Rauckman, chief financial officer of Garmin Ltd. 'Our consumer segment has now achieved four consecutive quarters of year-over-year revenue growth in excess of twenty percent. Excluding positive foreign currency effects, we were able to exceed the high-end of our guidance range of $0.25 for the quarter. Gross margins held steady at 54.8 percent when compared to 54.9 in the prior year's third quarter. We also generated $43.3 million of free cash flow for the quarter resulting in a cash and marketable securities balance of $423 million at the end of the third quarter.'

Revenue for the nine-month year-to-date period ending September 28, 2002 was $331.5 million - up 20 percent from the $276.1 million generated in the year-ago period. Net income increased to $97.3 million, or $0.90 diluted earnings per share, compared to $85.4 million or $0.79 diluted earnings per share in the year-ago period. On a year-to-date basis, foreign currency fluctuations have been immaterial to the EPS calculation.

Consumer revenue for the year-to-date period totaled $248.8 million - a 28.5 percent growth compared to the year-ago period. Aviation revenue totaled $82.7 million - a 0.2 percent increase compared to the year-ago period. Total units sold for the period increased to 1,079,000 from 993,000 - representing an increase of 8.7 percent.

Revenue increased across all geographic regions during the first nine months of the year when compared to 2001:

- North America revenue was $239.3 million compared to $207.8 million, up 15 percent.
-  Europe revenue was $76 million compared to $58.4 million, up 30 percent.
-  Asia revenue was $16.1 million compared to $9.8 million, up 64 percent.

Revised Fourth Quarter and Fiscal Year 2002 Outlook

Due to increasing interest in GPS navigation technology and demand for Garmin products, the company is revising previous guidance upward.

The company estimates that its diluted EPS for the fourth fiscal quarter of 2002, excluding effects for foreign currency, will be in the range of $0.25 to $0.28 on revenues between $106.0 million to $110.0 million.

The company has revised its fiscal year 2002 guidance upward and now estimates that its diluted EPS for the year, excluding effects of foreign currency, will be in the range of $1.16 to $1.18 (earlier guidance was $1.07 to $1.14) on revenues between $437.0 million to $441.0 million (earlier guidance was $415.0 million to $430.0 million).

Earnings Call Information

The information for Garmin Ltd.'s earnings call is as follows:

     When:        Wednesday, October 30, 2002 at 11:00 a.m. Eastern
     Where:       www.garmin.com
     How:         Simply log on to the web at the address above or call to
                  listen in at 866-783-5359.
     Contact:     investor.relations@garmin.com

A phone recording will be available for 24 hours following the earnings call and can be accessed by dialing 800-252-6030 utilizing the access code 13935132. An archive of the live webcast will be available until November 30, 2002 on the Garmin website at www.garmin.com . To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company's future financial position, revenues, earnings, product introductions, plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin. Information concerning risk factors that could affect Garmin's actual results is contained in the Annual Report on Form 10-K for the year ended December 29, 2001 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin's 2001 Form 10-K can be downloaded from www.garmin.com/aboutGarmin/invRelations/finReports.html.

Through its operating subsidiaries, Garmin Ltd. designs, manufactures, and markets navigation, communications and information devices, most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer markets and its products serve aviation, marine, general recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and United Kingdom. For more information, visit the investor relations site of Garmin Ltd. at www.garmin.com or contact the Investor Relations department at 913-397-8200.

                          Garmin Ltd. And Subsidiaries
                   Condensed Consolidated Statements of Income
                  (In thousands, except per share information)

                                           13-Weeks Ended                    39-Weeks Ended
                                           -------------------------------   -------------------------------
                                                    (Unaudited)                       (Unaudited)
                                               Sept. 28,        Sept. 29,        Sept. 28,        Sept. 29,
                                                    2002             2001             2002             2001
                                           -------------------------------   -------------------------------

Net sales                                       $107,756          $86,930         $331,450         $276,098

Cost  of goods sold                               48,705           39,201          150,245          127,401
                                           --------------   --------------   --------------    -------------

Gross profit                                      59,051           47,729          181,205          148,697

Selling, general and
     administrative expenses                      11,055            9,663           33,393           28,723

Research and development
     expense                                       7,954            7,306           23,403           20,367
                                           --------------   --------------   --------------    -------------
                                                  19,009           16,969           56,795           49,090
                                           --------------   --------------   --------------    -------------

Operating income                                  40,042           30,760          124,409           99,607

Other income (A)                                  10,722            2,742            3,813           14,862
                                           --------------   --------------   --------------    -------------

Income before income taxes                        50,764           33,502          128,222          114,469

Income tax provision                              12,336            8,501           30,887           29,066
                                           --------------   --------------   --------------    -------------

Net income                                       $38,428          $25,001          $97,335          $85,403
                                           ==============   ==============   ==============    =============


Net income per share:
     Basic                                         $0.36            $0.23            $0.90            $0.79
     Diluted                                       $0.36            $0.23            $0.90            $0.79

Weighted average common
shares outstanding:
     Basic                                       107,798          108,242          107,788          108,242
     Diluted                                     108,139          108,599          108,193          108,621


(A) Includes $9.6 million of foreign currency gains in Q3 2002 and $.3 million of gains in Q3 2001. Includes $.2 million of foreign currency losses for the nine-month period ended September 28, 2002 and $7.7 million of gains for the nine-month period ended September 29, 2001.

                          Garmin Ltd. And Subsidiaries
                      Condensed Consolidated Balance Sheets
                                 (In thousands)


                                                         (Unaudited)
                                                             Sept. 28,           December 29,
                                                                  2002                   2001

Assets
Current assets:
     Cash and cash equivalents                                $194,444               $192,842
     Marketable securities                                      77,555                 40,835
     Accounts receivable, net                                   44,916                 47,998
     Inventories                                                50,109                 61,132
     Deferred income taxes                                       6,963                  7,007
     Prepaid expenses and other current assets                   5,135                  2,921

Total current assets                                           379,122                352,735

Property and equipment, net                                     71,644                 70,086

Restricted cash                                                  1,458                  1,600
Marketable securities                                          151,020                 90,749
Other assets, net                                               25,594                 16,985

Total assets                                                  $628,838               $532,155

Liabilities and Stockholders' Equity
Current liabilities:
     Accounts payable                                          $22,069                $18,837
     Salaries and benefits payable                               3,994                  3,308
     Warranty reserve                                            3,802                  4,777
     Income taxes payable                                        7,490                 12,444
     Current portion of long-term debt                           1,334                  4,177
     Other accrued expenses                                      9,409                  5,485

Total current liabilities                                       48,098                 49,028

Long-term debt                                                  18,666                 28,011
Deferred income taxes                                            1,075                  1,147

Stockholders' equity:
     Common stock                                                1,078                  1,078
     Additional paid-in capital                                127,349                127,131
     Retained earnings                                         462,422                365,087
     Accumulated other comprehensive loss                      (29,849)               (39,327)

Total stockholders' equity                                     560,999                453,969
Total liabilities and stockholders' equity                    $628,838               $532,155
